EXHIBIT 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2005 (August 29, 2005 as to Notes 1, 4, 7, 8, 9, 16, 17, 20, 21 and 23), relating to the consolidated financial statements and the consolidated financial statement schedule of Public Service Enterprise Group Incorporated and its subsidiaries (the "Company"), and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004 (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" described in Note 2, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Parsippany, New Jersey
August 29, 2005